Exhibit 5.1

William L. Hutton Executive Vice President, General Counsel and Secretary

August 15, 2024

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Ladies and Gentlemen:

As Executive Vice President, General Counsel and Secretary of Reinsurance Group of America, Incorporated (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of an aggregate of 100,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company that may be issued under the Reinsurance Group of America, Incorporated Employee Stock Purchase Plan, as effective May 22, 2024 (the “Employee Stock Purchase Plan”). In connection with the preparation of the Registration Statement, I have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as I have considered appropriate and necessary for the rendering of this opinion letter. I have assumed for the purpose of this opinion letter the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies, and the genuineness of the signatures thereon.

Based on the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations set forth herein, it is my opinion that: (i) the Shares have been duly authorized and (ii) the Shares will be validly issued, fully paid and non-assessable after (A) the Registration Statement becomes effective, (B) any post-effective amendment required by law is duly completed, filed and becomes effective, (C) the Shares are issued and sold in accordance with the Employee Stock Purchase Plan and (D) the Form S-8 prospectus has been delivered to participants in the Employee Stock Purchase Plan.

I hereby consent to the inclusion of my opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without my prior written consent. I am opining herein as to the effect on the subject transaction only of United States federal law and the internal (and not the conflict of law) laws of the State of Missouri, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and I assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.

Very truly yours,

/s/William L. Hutton

William L. Hutton, Esq.